Exhibit 3.17

ARTICLES OF ORGANIZATION

OF

GAMMA ACQUISITION HOLDCO, L.L.C.

I, the undersigned natural person of the age of eighteen years or more, acting as organizer of a limited liability company under the Colorado Limited Liability Company Act, as amended, adopt the following Articles of Organization (the "Articles of Organization") for such limited liability company:

ARTICLE I

The name of the limited liability company is Gamma Acquisition HoldCo, L.L.C. (the "Company").

ARTICLE II

The principal place of business of the Company is 9601 S. Meridian Blvd., Englewood, Colorado 80112.

ARTICLE III

The street address of the initial registered office of the Company is 1900 W. Littleton Boulevard, Littleton, Colorado 80120.

The mailing address of the initial registered office of the Company is 1900 W. Littleton Boulevard, Littleton, Colorado 80120. The name of the proposed initial registered agent of the Company in Colorado at the address is Corporation Service Company.

ARTICLE IV

The purpose for which the Company is organized and its powers are as follows:

4.1	To engage in the transaction of all business or pursue any other lawful purpose or purposes for which a limited liability company may be organized under Colorado law.

4.2	To have, enjoy, and exercise all of the rights, powers and privileges conferred upon limited liability companies organized pursuant to Colorado law, whether now or hereafter in effect, and whether or not herein specifically mentioned.

The foregoing enumeration of purposes and powers shall not limit or restrict in any manner the transaction of other business, the pursuit of other purposes, or the exercise of other and further rights and power that may now or hereafter be permitted to provide by law.

ARTICLEV

The management of the company is initially vested in its sole member.

ARTICLE VI

The name and the business address of the initial member is:

EchoStar Wireless Holding L.L.C.

9601 S. Meridian Blvd.

Englewood, Colorado 80112

ARTICLE VII

The Company shall have perpetual existence.

ARTICLE VIII

The Company shall indemnify, to the fullest extent permitted by applicable law in effect from time to time, any person, and the estate and personal representative of any such person, against all liability and expense (including attorneys' fees) incurred by reason of the fact that such person is or was a manager, officer, employee or fiduciary of the Company or, while serving as manager, officer, employee, or fiduciary of the Company, such person is or was serving at the request of the Company as manager, director, officer, partner, trustee, employee, fiduciary or agent of, or in any similar managerial or fiduciary position of, another domestic or foreign entity or other individual or entity or of an employee benefit plan. The Company shall also indemnify any person, and the estate and personal representative of any such person, who is serving or has served the Company as man.ager, officer, employee, fiduciary, or agent, to the extent and in the manner provided in any article of organization, resolution of any of the Company's members, contract or otherwise, so long as such provision is legally permissible.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned has signed and acknowledged the Articles of Organization this 30th day of September, 2024.

Echostar Wireless Holding L.L.C.

Organizer

By:	/s/ Paul W. Orban
Name:	Paul W. Orban
Title:	Treasurer

[Signature Page to Gamma Acquisition HoldCo, L.L.C. - Articles of Organization]